Exhibit 99.1

EXPRESSJET REPORTS FEBRUARY 2010 PERFORMANCE

                HOUSTON, March 15, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for February 2010.

Partner Flying

                During the month, ExpressJet revenue passenger miles (RPM) totaled 619 million, and available seat miles (ASM) flown were 825 million.  ExpressJet's February load factor for Partner Flying was 75.1%.  The company flew 53,836 block hours and operated 28,927 departures during the month as Continental Express and United Express.  During February 2010, ExpressJet operated an average of 208 aircraft as Continental Express and an average of 16 aircraft as United Express.

                Due to the severe winter weather in February 2010, ExpressJet cancelled 2,050 flights for weather and air traffic control reasons within its Continental Express and United Express operations.

Corporate Aviation

                ExpressJet flew 1,227 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation division consisted of 19 aircraft.

Total Fleet

                ExpressJet ended February 2010 with a fleet of 244 aircraft consisting of 208 operating as Continental Express, 16 flying as United Express and 19 flying within Corporate Aviation (charter).  The remaining aircraft was in a modification line preparing to enter the United Express operation.

About ExpressJet

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,045 departures per day.  Operations include capacity purchase agreements for Continental and United as well as providing clients customized 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports February 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending February 28, 2010		Month Ending February 28, 2010		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	619		516		20%
Available Seat Miles (ASM) (millions)	825		735		12%
Passenger Load Factor	75.1%		70.2%		4.9 pts
Block Hours	53,836	1,227	48,427	1,122	11%	9%
Departures	28,927		25,048		15%
Stage Length	572		589		(3%)
Fleet	224	20*	214	30	4%	(32%)

Year to date	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	1,258		1,046		20%
Available Seat Miles (ASM) (millions)	1,718		1,512		14%
Passenger Load Factor	75.1%		69.2%		5.9 pts
Block Hours	111,932	2,268	99,897	2,319	12%	(2%)
Departures	59,885		51,646		16%
Stage Length	576		588		(2%)
Fleet	221	23	214	30	3%	(25%)

* Includes 1 aircraft in various modification lines preparing for the multiyear arrangement that begins with United in May 2010.

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